CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 28, 2018, relating to the financial statements and financial highlights of Spectrum Low Volatility Fund and Spectrum Advisors Preferred Fund, each a series of Advisors Preferred Trust, for the year ended September 30, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

January 25, 2019